Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-XXXXXX on Form S-3 of our reports dated December 21, 2022 relating to the financial statements of Heico Corporation and subsidiaries and the effectiveness of Heico Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Heico Corporation and subsidiaries for the year ended October 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

July 17, 2023